CAUSEWAY CAPITAL MANAGEMENT TRUST

Amendment No. 8 to Schedule A to the Declaration of Trust

The undersigned, being the Trustees of Causeway Capital Management Trust (the “Trust”), a Delaware statutory trust, acting pursuant to Article II, Section 2.3 of the Declaration of Trust of the Trust dated August 10, 2001, as amended October 30, 2006, January 28, 2008, April 28, 2008, August 3, 2009, September 24, 2010, November 1, 2010, and August 4, 2014 hereby amend the Declaration of Trust effective the date hereof to provide for an additional series of shares of the Trust, as set forth on the attached amended Schedule A. This amendment shall be lodged among the records of the Trust.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have duly adopted and executed this amendment to Schedule A to the Declaration of Trust of the Trust this 10th day of August, 2020.

/s/ John R. Graham
John R. Graham, as Trustee

/s/ Lawry J. Meister
Lawry J. Meister, as Trustee

/s/ Victoria B. Rogers
Victoria B. Rogers, as Trustee

/s/ Eric H. Sussman
Eric H. Sussman, as Trustee

SCHEDULE A

Causeway Capital Management Trust shall have the following Portfolios, which shall have one or two Classes (Investor Class and Institutional Class) as indicated below:

Causeway International Value Fund (Investor Class and Institutional Class)

Causeway Emerging Markets Fund (Investor Class and Institutional Class)

Causeway Global Value Fund (Investor Class and Institutional Class)

Causeway International Opportunities Fund (Investor Class and Institutional Class)

Causeway Global Absolute Return Fund (Investor Class and Institutional Class)

Causeway International Small Cap Fund (Investor Class and Institutional Class)

Causeway Concentrated Equity Fund (Investor Class and Institutional Class)

Date: August 10, 2001

Amended: October 30, 2006

Amended: January 28, 2008

Amended: April 28, 2008

Amended: August 3, 2009

Amended: September 24, 2010

Amended: November 1, 2010

Amended: August 4, 2014

Amended: August 10, 2020